SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of earliest event reported): NOVEMBER 13, 2000


                       THE LANGER BIOMECHANICS GROUP, INC.
             (Exact name of registrant as specified in its charter)




            NEW YORK              0-12991                 11-2239561
  (State or other jurisdiction   (Commission             (IRS Employer
         of incorporation)       File Number)       Identification Number)



               450 COMMACK ROAD
               DEER PARK, NEW YORK                        11729
   (Address of principal executive offices)            (Zip Code)



                                 (631) 667-1200
              (Registrant's telephone number, including area code)



                                 NOT APPLICABLE
          (Former Name or Former Address, if Changed Since Last Report)

Item 1.   Changes in Control of Registrant.

     (b) On November 13, 2000, The Langer Biomechanics Group, Inc. (the "Company") entered into a non-binding Term Sheet for Revised Transaction, dated November 10, 2000, with OrthoStrategies, Inc. ("OSI") (the "Term Sheet"). The Term Sheet amends the previously announced proposed acquisition of the Company by OSI. In lieu of a cash merger in which the shareholders of the Company would receive $1.75 per share in cash, the Term Sheet contemplates that the transaction would take the form of a cash tender offer by OSI for up to 75% of the outstanding shares of common stock of the Company for $1.525 per share, with a minimum tender condition of 51%. Upon commencement of the proposed tender offer, Andrew H. Meyers, the President and principal stockholder of OSI, would become interim Chief Executive Officer and President of the Company. In addition, upon completion of the proposed tender offer, it is contemplated that all or nearly all of the current directors of Langer would resign, to be replaced by Andrew H. Meyers and other designees of OSI. Furthermore, upon successful completion of the proposed tender offer, OSI would be issued an 180 day option to purchase up to 1,400,000 shares of common stock of the Company, with an initial exercise price of $1.525 per share, rising to $1.60 per share prior to expiration. The proceeds from this warrant, if exercised, are expected to be utilized for working capital and in connection with possible future acquisitions by the Company.

     The commencement of the tender offer will be subject to a number of conditions, including, among others, the execution of a formal acquisition agreement, the obtaining of financing by OSI and the meeting of minimum net worth and net working capital parameters by the Company. No shareholder vote is necessary in connection with this transaction.

     Reference is made to the Term Sheet for the complete details thereof, a copy of which is attached hereto as Exhibit 1 and incorporated herein by reference.

Item 7. Financial Statements, Pro Forma Financial
        Information and Exhibits.
        -----------------------------------------

        (c)    Exhibits

               10.1  The Term Sheet

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: November 17, 2000

                                        The Langer Biomechanics Group, Inc.



                                    By:       /s/ Thomas G. Archbold
                                        -------------------------------------
                                        Name:  Thomas G. Archbold
                                        Title: Chief Financial Officer


                                       3